EXHIBIT A 10.23

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement") is entered into and made effective as of April 1, 2012 by and between Pamela J. Keefe ("Consultant"),and Central Vermont Public Service Corporation (the "Company"), a Vermont corporation with principal offices at 77 Grove Street, Rutland, Vermont 05701 (together, the “Parties”).

RECITALS

WHEREAS, Consultant has extensive experience in the electric utility industry and a unique understanding of the issues confronting the Company based on her many years of service to the Company;

WHEREAS, the Company wishes to ensure the continued availability of Consultant's advice and counsel on various matters;

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Company and Consultant agree as follows:

ARTICLE ONE - SCOPE OF SERVICE

1.1
Consultant shall assist the Company with consulting services, including financial integration, certain legal claims against the Company, and any other consulting services mutually agreed to between the consultant and the Company. It is understood and agreed that that the scope of services shall not unreasonably interfere with Consultant’s ongoing full time employment.

ARTICLE TWO - RIGHTS IN WORK PRODUCT

2.1
 It is understood and agreed that the services to be performed by Consultant, in conjunction with Company personnel or otherwise, shall be considered "work made for hire" and the ownership rights to the work product so produced shall be and remain with the Company.

ARTICLE THREE - CONFIDENTIALITY AND NON-COMPETE

3.1	Consultant will keep confidential all information, whether marked "Confidential' or not, obtained by Consultant in the course of her work for the Company or her prior employment with the Company.

3.2
Consultant shall not be required to keep confidential any data which is or becomes publicly available, is independently developed by Consultant outside the scope of this Agreement, or is rightfully obtained from third parties.

3.3
Consultant is not to divulge to third parties, without the prior written consent of the Company any information furnished to it by the Company or its clients in connection with performance under this Agreement.

3.4
Consultant shall not during the term of this Agreement in any manner, directly or indirectly, through any person or entity, engage in or be engaged in assisting any entity in the regulation or oversight of the Company or any of its affiliates.

ARTICLE FOUR - TERM

4.1	The term of this Agreement shall begin April 1, 2012 and shall run through March 31, 2014.

ARTICLE FIVE - CHARGES AND PAYMENTS

5.1	Company shall pay Consultant:

•
a pro rata share (3/12 months) of her total payout based on actual results as more particularly described in the Company’s Management Incentive Plan for 2012 pursuant to the discretion available to the Company pursuant to section 5.4 of said plan; and

•
a pro rata share (27/36 months) of her total payout based on actual results as more particularly described in the Company’s Long Term Incentive Plan for the 2010-2012 cycle pursuant to the discretion available to the Company pursuant to section 5.1(a) of said plan.

In the event of a Change In Control as defined in the Change In Control Agreement between Consultant and Company dated April 6, 2009, and any amendments thereto (the “CIC”), the pro rata payouts described in this section 5.1 will be paid at target rather than based on actual results.

Payments will be made as soon as reasonably practical but no later than March 15, 2013.

5.2	The fee for services shall be paid regardless of the hours actually worked by Consultant during the term.

5.3	Company shall reimburse Consultant for all reasonable expenses incurred in the course of her work for the Company, including travel, meals, lodging, and other related expenses

5.4	Consultant shall bill Company monthly for expenses. Consultant shall provide support for expenses submitted to Company.

5.5
Consultant is an independent contractor and shall be responsible for payment of all social security, state and federal taxes in conjunction with work for the Company and agrees to hold the Company harmless from any and all liability relating thereto.

5.6	Consultant expressly waives all rights to any and all payouts in the Company’s 2011-2013 and 2012-2014 Long Term Incentive Plan cycles.

5.7	Except as provided above, Consultant expressly waives all rights under the CIC.

5.8
The Company’s obligations under this Agreement are subject to a condition precedent that the Consultant executes and delivers a separation agreement and general release of claims in a form acceptable to the Company.

ARTICLE SIX - GENERAL PROVISIONS

6.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Vermont.

6.2
This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all oral or written representations, warranties, agreements, or other inducements relating to this Agreement.

6.3	No provision of this Agreement may be waived, modified, or superseded except by written instrument signed by duly authorized representatives of both Parties.

6.4
This Agreement may be amended with and only with the written mutual consent of the Parties hereto. This Agreement represents and incorporates the entire understanding between the Parties with respect to rights and obligations. Consultant may not assign this Agreement or subcontract to others the performance of any services under this Agreement.

6.5
Consultant shall exercise care, skill, diligence, and professionalism normally associated with performance of services as set forth in this Agreement. The Consultant shall conduct herself in accordance with the highest standards of good faith and loyalty.

6.6	Any debts, obligations, liabilities accrued hereunder between the Parties hereto shall survive the termination of this Agreement.

6.7	The Parties' obligations not to disclose any materials or confidential information to any third party in any form shall survive termination of this Agreement.

6.8
Should any clause, sentence, or paragraph of this Agreement be judicially declared invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable, or void shall be deemed to have been stricken and the remainder shall have the same force and effect as if said part or parts had never been included herein.

6.9
The Parties understand and agree that time is of the essence of this Agreement. Accordingly, the Parties shall fulfill their obligations under this Agreement in a diligent and punctual manner. Any failure to require a diligent and punctual fulfillment by either Party shall not constitute waiver of that Party's rights to fulfillment of such obligations.

6.10
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or via electronic mail in portable digital format (PDF) and upon such delivery the facsimile or PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

DATED at the City of Rutland, County of Rutland, State of Vermont this    30th    day of March 2012.

   /s/ Pamela J. Keefe
Pamela J. Keefe

DATED at the City of Rutland, County of Rutland, State of Vermont this    30th    day of March, 2012.

   /s/ Lawrence J. Reilly
Lawrence J. Reilly
President and Chief Executive Officer